MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES DALLAS ACQUISITION - THE VENUE AT STONEBRIDGE RANCH

Memphis, TN, September 2, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of The Venue at Stonebridge Ranch, a high-quality 250-unit apartment community located in the Dallas, Texas MSA.

The Venue at Stonebridge Ranch is located in the largest master planned community in North Texas in the Dallas suburb of McKinney. The community includes a gated entrance, resort-style pool with area WiFi and garages. The apartment homes feature oversized garden bathtubs, walk in showers, walk in closets and double vanity sinks in select units.

MAA acquired the community, which was developed in 2000, with plans to contribute it to Mid-America Multifamily Fund II, LLC, MAA’s joint venture with private capital. Commenting on the announcement, Al Campbell, EVP and CFO said, “We are excited to add another community in the McKinney suburb to our Dallas portfolio. We believe this community provides an attractive opportunity for Fund II and allows us to further utilize the combination of the joint venture structure with our operating platform to create value for our shareholders.”

The acquisition was funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 45,841 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.